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

                                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                                 Washington, D.C. 20549
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 FORM 4                                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
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[ ]CHECK THIS BOX IF
   NO LONGER SUBJECT TO
   SECTION 16. FORM 4 OR
   FORM 5 OBLIGATIONS MAY        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
   CONTINUE.                           of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
   SEE INSTRUCTION 1(b)                                      Investment Company Act of 1940

(Print or Type Responses)
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1.Name and Address of Reporting Person* 2.Issuer Name and Ticker or Trading Symbol 6. Relationship of Reporting Person(s) to Issuer
                                                                                              (Check all applicable)
                                        Phar-Mor, Inc.    (PMOR)                   _X_  Director              _X_ 10% Owner
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(Last)       (First)       (Middle)     3.IRS or Social      4.  Statement for     _X_  Officer (give         ___ Other (specify
                                          Security Number of     Month/Year                      title below                below)
                                          Reporting Person                                    _______________________
                                          (Voluntary)
                                        ---------------------------------------
                                                              May/2001             Mr Estrin is Co-Chairman and Co-CEO of Phar-Mor,
Estrin, Melvyn J.                                                                  Inc.  Mr. Estrin is also a controlling
                                                                                   shareholder of Avatex Corporation, a 48% holder
                                                                                   of Phar-Mor, Inc.'s common stock.
---------------------------------------
                  (Street)                                                      ---------------------------------------------------
                                                             5.  If Amendment,     7. Individual or Joint/Group Filing
                                                                                      (Check Applicable Line)

20 Federal Plaza West                                            Date of Original     _X_ Form filed by One Reporting Person
                                                                 (Month/Year)         ___ Form filed by More than One Reporting
                                                                                          Person
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(City)         (State)         (Zip)           TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIARY OWNED
Youngstown     Ohio         44501-0400
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1.  Title of Security                   2.Transaction 3. Transaction 4. Securities 5. Amount of    6. Ownership      7. Nature of
    (Instr. 3)                            Date           Code           Acquired      Securities      Form: Direct      Indirect
                                          (Month/Day/    (Instr. 8)     (A) or        Beneficially    (D) or Indirect   Beneficial
                                          Year)                         Disposed      Owned at        (I) (Instr. 4)    Ownership
                                                                        of (D)        End of                            (Instr. 4)
                                                                        (Instr. 3, 4  Month
                                                                        and 5)        (Instr. 3
                                                                                      and 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).


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
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                                                                                    (A)
                                                 Code       V          Amount       or
                                                                                    (D)     Price
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Phar-Mor, Inc.
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Common Stock                       5/9/01          P                   15,000       A        0.98          6,116,768    By Avatex
                                                                                                                        Corporation
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


                            TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


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1. Title of Derivative       2.             3.              4.             5. Number of      6. Date        7. Title
Security (Instr. 3)             Conversion      Transaction   Transaction     Derivative        Exercisable    and
                                or              Date          Code            Securities        and            Amount of
                                Exercise                      (Instr. 8)      Acquired (A)      Expiration     Underlying
                                Price of       (Month/                        or disposed       Date           Securities
                                Derivative     Day/                           of (D)            (Month/        (Instr. 3
                                Security       Year)                          (Instr. 3, 4,     Day/           and 4)
                                                                              and 5)            Year)

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                                                                                                               Expira
                                                                                                Date           tion
                                                            Code      V       (A)  (D)          Exercisable    Date      Title
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

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 8.  Price     9.  Number     10. Ownership   11. Nature
     of            of             Form of         of
     Derivative    derivative     Derivative      Indirect
     Security      Securities     Security:       Beneficial
     (Instr. 5)    Beneficially   Direct          Ownership
                   Owned at End   (D) or          (Instr. 4)
                   of Month       Indirect
                   (Instr. 4)     (I)
                                  (Instr. 4)
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         Amount or                 # of
         Number of                 Options
         Shares                    owned
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
Explanation of Responses:

** International misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

/s/ Melvyn J. Estrin                         June 7, 2001
--------------------                         ------------
Melvyn J. Estrin                             June 7, 2001
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va-2548